Exhibit 99.1



Date:               March 19, 2001

For Release:        Immediate

Contacts for FPL Group:              Contacts for Entergy:
Mary Lou Kromer                      Horace Webb (Media)
Contact person (Media)               504-576-4360
561-694-6464                         hwebb2@entergy.com

Lisa Kuzel (Investor Relations)      Nancy Morovich (Investor Relations)
561-694-4697                         504-576-5506
lisa_kuzel@fpl.com                   nmorovi@entergy.com




        FPL AND ENTERGY ANNOUNCE ISSUES RELATED TO MERGER


JUNO BEACH, Fla. and NEW ORLEANS, La. (Mar. 19, 2001) -  FPL

Group, Inc. (NYSE: FPL) and Entergy Corporation (NYSE: ETR)

announced today that certain issues have arisen in connection with their pending merger, including governance structure/value-

related issues and integration of the two companies going

forward.  The parties will be meeting in the near future to

address these issues.  The parties will have no further comment on the status of the merger at the present time.




Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995

This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FPL Group, Inc. and Entergy Corporation are based on current expectations that are subject to risk and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to, risks and uncertainties relating to: changes in laws or regulations, changing governmental policies and regulatory actions with respect to allowed rates of return including but not limited to return on equity and equity ratio limits, industry and rate structure, operation of nuclear power facilities, acquisition, disposal, depreciation and amortization of assets and facilities, operation and construction of plant facilities, recovery of fuel and purchased power costs, decommissioning costs, present or prospective wholesale and retail competition (included but not limited to retail wheeling and transmission costs), political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions (including natural disasters such as hurricanes), population growth rates and demographic patterns, competition for retail and wholesale customers, availability, pricing and transportation of fuel and other energy commodities, market demand for energy from plants or facilities, changes in tax rates or policies or in rates of inflation or in accounting standards, unanticipated delays or changes in costs for capital projects, unanticipated changes in operating expenses and capital expenditures, capital market conditions, competition for new energy development opportunities and legal and administrative proceedings (whether civil, such as environmental, or criminal) and settlements and other factors. Readers are referred to FPL Group, Inc.'s and Entergy Corporation's most recent reports filed with the Securities and Exchange Commission.

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